                                  EXHIBIT 11

                           KOPPERS INDUSTRIES, INC.

             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                        THREE MONTHS ENDED   NINE MONTHS ENDED
                                          SEPTEMBER 30,        SEPTEMBER 30,
                                       -------------------- --------------------
                                         1996       1995      1996       1995
                                       --------- ---------- --------- ----------
                                           (UNAUDITED)          (UNAUDITED)
PRIMARY EARNINGS PER SHARE:
Voting common stock outstanding....... 5,279,406  5,441,889 5,291,865  5,379,201
Non-Voting common stock outstanding... 3,628,200         -- 3,948,182         --
Series B Junior Convertible Preferred
 Stock................................        --  2,340,000        --  2,340,000
Common stock equivalents..............   459,405  2,585,655   462,506  2,613,939
                                       --------- ---------- --------- ----------
  Common stock outstanding, including
   convertible securities............. 9,367,011 10,367,544 9,702,553 10,333,140
Net income to common stockholders
 (000's)..............................    $2,544     $8,730    $5,527    $13,841
Primary earnings per common share.....     $0.27      $0.62     $0.57      $1.96
                                       ========= ========== ========= ==========
FULLY DILUTED EARNINGS PER SHARE:
Voting common stock outstanding....... 5,279,406  5,441,889 5,291,665  5,379,201
Non-Voting common stock outstanding... 3,628,200         -- 3,948,182         --
Series B Junior Convertible Preferred
 Stock................................        --  2,340,000        --  2,340,000
Common stock equivalents..............   459,405  2,585,655   462,506  2,652,798
                                       --------- ---------- --------- ----------
  Common stock outstanding, including
   convertible securities............. 9,367,011 10,367,544 9,702,553 10,371,999
Net income to common stockholders
 (000's)..............................    $2,544     $8,730    $5,527    $13,841
Fully diluted earnings per common
 share................................     $0.27      $0.62     $0.57      $1.95
                                       ========= ========== ========= ==========

  All shares of Series B Junior Convertible Preferred Stock were converted into non-voting common stock on a one-for-nine hundred basis in March 1996. Common stock equivalents include stock options granted to management and stock warrants granted to certain lenders. Each stock option awarded to management gives the holder the right to purchase an equal amount of common stock at the listed exercise price and becomes exercisable one year after the date of grant. All outstanding stock warrants were exercised during 1995.